EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110942) and on Form S-8 (Nos. 333-116675, 333-96771, 333-41801, 333-63604, 333-61497 and 333-47586) of Salix Pharmaceuticals, Ltd., and in the related prospectus of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

Raleigh, North Carolina

March 11, 2005